Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-113717 of Whiting Petroleum Corporation of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s accounting for asset retirement obligations) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 26, 2004